Exhibit 10.40

On March 21, 2006, the Board of Directors of Commerce Bancorp, Inc. (the “Company”) ratified the following items approved by the Company’s Compensation Committee:

•	Board Compensation for Service on the Board and its Committees:

-	Annual cash retainer of $35,000;
-	Attendance per meeting $1,500;
-	Grant of options to purchase 7,500 shares of the Company’s common stock[1]
-	Annual retainer of $30,000 to the Chair of the Audit Committee;
-	Annual retainer of $30,000 to the Chair of the Nominating and Governance Committee; and
-	Annual retainer of $15,000 to the Chair of the Compensation Committee.

•	2005 Bonuses for Certain Executive Officers:

Name	Title	Cash Bonus	Stock Option Grants [1]
Vernon W. Hill, II	Chairman, President and Chief Executive Officer	$0	500,000
Robert D. Falese, Jr.	President, Commercial & Investment Banking	$0	150,000
Dennis M. DiFlorio	President, Retail/Support	$0	150,000
George E. Norcross, III	Chairman & Chief Executive Officer, Commerce Insurance Services, Inc.	$0	100,000
Peter M. Musumeci, Jr.	Executive Vice President, Credit/Loan Admin	$0	50,000

•	2006 Base Salaries of Certain Executive Officers:

Name	Title	Base Salary
Vernon W. Hill, II	Chairman, President and Chief Executive Officer	$1,000,000
Robert D. Falese, Jr.	President, Commercial & Investment Banking	$900,000
Dennis M. DiFlorio	President, Retail/Support	$900,000
George E. Norcross, III	Chairman & Chief Executive Officer, Commerce Insurance Services, Inc.	$950,000
Peter M. Musumeci, Jr.	Executive Vice President, Credit/Loan Admin	$650,000

1 Grants made at exercise price of $36.37 per share, the market price on the date of grant.